Exhibit 8.1

SNDL Inc.

Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of incorporation
KamCan Products Inc.	British Columbia, Canada
Sundial Deutschland GmbH	Germany
2657408 Ontario Inc.	Ontario, Canada
NGBA-BC Holdings Ltd.	British Columbia, Canada
Sundial Insurance (Bermuda) Ltd.	Bermuda
Inner Spirit Holdings Ltd.	Alberta, Canada
Spirit Leaf Inc.	Alberta, Canada
Spirit Leaf Corporate Inc.	Alberta, Canada
Spirit Leaf Ontario Inc.	Ontario, Canada
Zenabis Ltd.	Alberta, Canada
Alcanna Inc.	Canada
Liquor Stores GP Inc.	Alberta, Canada
Liquor Stores Limited Partnership	Alberta, Canada
Canadian Liquor Retailers Alliance GP Inc.	Alberta, Canada
Nova Cannabis Inc.	Alberta, Canada
Nova Cannabis Stores GP Inc.	Alberta, Canada
Nova Cannabis Stores Limited Partnership	Alberta, Canada
Nova Cannabis Analytics GP Inc.	Alberta, Canada
Nova Cannabis Analytics Limited Partnership	Alberta, Canada
Alcanna Cannabis Stores Finance Ltd.	Alberta, Canada
YSS SK Cannabis Inc.	Alberta, Canada
2472573 Alberta Inc.	Alberta, Canada
Sweet Tree Modern Apothecary Ltd.	Alberta, Canada
YSS Cannabis Corp.	Alberta, Canada
2102012 Alberta Ltd.	Alberta, Canada